Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated July 10, 2015, except with respect to our opinion on the financial statements insofar as it relates to the effects of the recapitalization described in Note 1 as to which the date is January 13, 2016, relating to the financial statements, which appears in Senseonics Holdings, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2016. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Baltimore, Maryland
April 3, 2017